                                                                    EXHIBIT 10.2

                                LICENSE AGREEMENT

     This Agreement is made as of June 20, 2002 (hereinafter referred to as the "Effective Date"), by and between Paracelsian, Inc., a Delaware corporation with a place of business at Langmuir Laboratories, Cornell Technology Park, 95 Brown Road #1005, Ithaca, New York 14850 (hereinafter referred to as "Paracelsian") and Biosense Laboratories AS, a Norwegian corporation with a place of business at Thormohlensgt. 55, N-5008 Bergen, Norway (hereinafter referred to as "Biosense").

                                    RECITALS

     A. Paracelsian has developed a proprietary, cost-effective and user friendly technology for the screening of environmental samples for very small quantities of the highly toxic environmental chemical, dioxin, and related chemicals called the Ah-IMMUNOASSAY(R).

     B. Biosense is a biotech company focusing on the development and production of immunoassays and bioassays for environmental monitoring, chemical product testing, and food safety studies.

     C.   Biosense desires to commercialize the Ah-IMMUNOASSAY(R) in Europe.

     D. Paracelsian is willing to provide to Biosense Know-How and an exclusive license of IP Rights in the Territory to manufacture, have manufactured, distribute, sell, use, sublicense, and develop the Products within the Territory.

     In consideration of the following mutual promises and covenants contained in this Agreement, Paracelsian and Biosense hereby agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

          For the purposes of this Agreement, the following terms shall have the meanings indicated.

     1.1 IP RIGHTS. The term "IP Rights" means all intellectual property rights arising under the laws of any jurisdiction, including any patents, which relate to the Ah-IMMUNOASSAY(R) or portions thereof which Paracelsian possesses or controls, and which it may obtain during the term of this Agreement.

     1.2 KNOW-HOW. The term "Know-How" means all information, patentable or not, relating to the Ah-IMMUNOASSAY(R), including but not limited to, physical and chemical characteristics, manufacturing processes, product specifications, analytical technology, safety and efficacy data, testing data, future market and product plans, marketing and financial data which Paracelsian possesses, controls, or utilizes, and which it may obtain during the term of this Agreement.

     1.3 Ah-IMMUNOASSAY(R). The term "Ah-IMMUNOASSAY(R)" means biological detection of dioxin-like compounds by using transformed Ah receptor/ARNT complex.

     1.4 PRODUCTS. The term "Products" means any product utilizing the Ah-IMMUNOASSAY(R) which incorporates any Know-How of significant importance for the utilization of the Ah-IMMUNOASSAY or is covered by any IP Rights licensed to Biosense hereunder.

     1.5 TERRITORY. The term "Territory" means Europe. Any extension or addition to the Territory must be agreed to in advance by both parties in writing.

     1.6 DOCUMENTATION. The term "Documentation" means the current or future literature and other printed materials prepared by Paracelsian for use with the Products.

     1.7  TRADEMARKS. The term "Trademarks" means Paracelsian's trademarks.

     1.8 NET SELLING PRICE. The term "Net Selling Price" means the invoice price of any Product minus any trade discounts, allowances for defective goods, and/or sales commissions up to 5% of the invoice price. For the purpose of calculating the royalty due to Paracelsian, Biosense may, for each individual customer, use the price amount, charged to that customer, which is calculated by multiplying the average unit net selling price by the quantity of units sold to compute the Net Selling Price for that customer.

     1.9 Ah-IMMUNOASSAY(R) IMPROVEMENTS. The term "Ah-IMMUNOASSAY(R) Improvements" means improvements, modifications or enhancements to the Ah-IMMUNOASSAY(R).

                                   ARTICLE 2.

                                 RIGHTS GRANTED

     2.1  GRANT OF LICENSES

(a) Paracelsian grants to Biosense an exclusive license to distribute, sell, use, sublicense, develop and manufacture, and/or have manufactured, the Products in the Territory.

(b) Paracelsian shall cooperate fully with Biosense to seek protection in the Territory of the license granted by Paracelsian under this Agreement by registration of the nature of the license granted hereunder.

     2.2  TRADEMARK LICENSES

(a) Paracelsian hereby grants to Biosense, and Biosense hereby accepts, an exclusive, royalty-free license to use the Trademarks in the Territory in connection with the distribution and sublicensing of the Products and the Documentation, including the marketing thereof in accordance with the terms of this Agreement.

(b) Paracelsian and Biosense agree that Biosense may affix its own trademarks to the Products and Documentation in addition to Paracelsian's Trademarks, provided however that Biosense shall not omit or remove Paracelsian's Trademarks. The parties may agree otherwise.

(c) Paracelsian agrees that Biosense shall own all rights in any trademarks that Biosense coins and affixes to the Products and the Documentation. Paracelsian further agrees that Paracelsian shall not, during or at any time after the expiration or termination of this Agreement, in any way question or dispute Biosense's rights in such trademarks.

(d) Biosense recognizes the substantial goodwill associated with the Trademarks and acknowledges that such goodwill belongs exclusively to Paracelsian. Any and all uses of the Trademarks by Biosense shall inure solely to the benefit of Paracelsian, and Biosense shall not contest the validity of the Trademarks, nor shall Biosense claim any ownership interest therein.

(e) Unless Biosense obtains written consent from Paracelsian, Biosense will not use any Trademark outside the Territory or on or in association with any product other than the Products, and Biosense will not sell or dispose of any Products bearing or associated with any Trademark with a view to their being resold or distributed outside the Territory. Notwithstanding the foregoing, Biosense may have Products bearing or associated with any Trademark manufactured outside of the Territory for distribution and sale solely within the Territory.

(f) Biosense may use the Trademarks only in the forms agreed to by the parties. Each Trademark will be registered in the name of Paracelsian, and Biosense will execute such documents and take such other action as may be necessary to register the Trademarks in the name of Paracelsian in association with the Products. Until Paracelsian notifies Biosense that a Trademark has been registered with respect to the Products, Biosense will use the notation "TM" in association with the Products. After a Trademark is registered with respect to the Products, Biosense will use the notation "R" in association with the Trademark. Biosense covenants and warrants that all Products and the manufacture, production, marketing, promotion, advertising and sale of the Products will comply with all applicable laws, rules and regulations in the Territory.

(g) Biosense will maintain high standards of quality with respect to all Products bearing or associated with any Trademark, including, without limitation, the quality of the materials utilized in their manufacture and the quality of the promotions and advertisement for the Products. The types of materials and styles and designs will be determined by Biosense. The other provisions of this Section 2.2 will not release or relieve Biosense from its obligations under this subdivision.

(h) Biosense shall use its best efforts to commercialize and promote the Products in the Territory. Paracelsian shall use reasonable efforts to support Biosense's marketing efforts.

(i) Paracelsian may, on reasonable notice, at any time during Biosense's normal business hours, inspect the premises of Biosense to determine compliance with the provisions of this Section 2.2.

(j) Neither Biosense nor Paracelsian will use any trademark belonging to the other party on any promotion, packaging, or advertisement unless the other party has approved the use of its trademark(s). Neither party shall unreasonably withhold or delay its approval under this subdivision (j), and if the trademark owner does not notify the requesting party in writing of its disapproval and the reason therefore within ten (10) days after receiving a submission, the trademark owner will be deemed to have given its approval as to that submission.

                                   ARTICLE 3.

                      DEVELOPMENT & OTHER JOINT ACTIVITIES

     3.1  DEVELOPMENT AND OTHER JOINT ACTIVITIES

(a) Paracelsian and Biosense will work together for the verification of IP status for Europe before October 1, 2002.

(b) The parties will participate in the joint validation of the Ah-IMMUNOASSAY(R) in the Swedish Interlaboratory study, including the exchange of samples.

(c) The parties may hold technical review meetings to exchange and train scientists, discuss progress, plan future actions, and to discuss and effect changes. Paracelsian and Biosense each will appoint a leader to coordinate the efforts pursuant to this Agreement and the flow of information between the parties. The respective costs incurred will be covered by each party, respectively. However, Biosense will pay the travel expenses of two persons from Paracelsian for initial training in Bergen, Norway.

(d) The parties will work together to develop marketing activities, including common participation at the Dioxin 2002 Conference in Barcelona, Spain to be held in August 2002. Paracelsian will also supply all market leads to Biosense received before this agreement is established, as well as all leads coming to Paracelsian during the period this agreement is valid.

Paracelsian undertakes to provide to Biosense as soon as possible but not later then within [30] days from Effective Date the Know How.

     3.2  ACCEPTANCE

Biosense shall retain the right to renegotiate this Agreement after three months from the Effective Date if to the satisfaction of Biosense:

     (a)  The IP protection for Europe is not clarified as defined in 3.1(a).

     (b)  The activities, as defined in 3.1 are not performed.

     (c) The Ah-IMMUNOASSAY(R) core technology fails to perform in accordance with mutually agreeable criteria.

     (d) The kits purchased under section 4f is not delivered before 1, August 2002

In case of Biosense decides according to its discretion to renegotiate the Agreement, subject to the above, Paracelsian undertake to renegotiate in good faith and accept reasonable changes to this Agreement.

     3.3  OWNERSHIP OF IMPROVEMENT

(a) All rights in the course of performance of this Agreement, including but not limited to patent rights, ideas, discoveries or inventions relating to Ah-IMMUNOASSAY(R) Improvements which are conceived by the employees, consultants or agents of Paracelsian, shall be the property of Paracelsian, provided however that any such Ah-IMMUNOASSAY(R) Improvements are hereby included in the license grant to Biosense provided in this Agreement. All rights in the course of performance of this Agreement, including but not limited to patent rights, ideas, discoveries or inventions relating to Ah-IMMUNOASSAY(R) Improvements which are conceived by the employees, consultants or agents of Biosense, shall be the property of Biosense, provided however that any such Ah-IMMUNOASSAY(R) Improvements are here by licensed to Paracelsian to use, make, or sell in the United States.

(b) Outside of Europe, Ah-IMMUNOASSAY(R) Improvements developed jointly by Paracelsian and Biosense shall be the undivided joint property ("Jointly Owned Property") of Paracelsian and Biosense. Each party may make, use, sell, or have made Products utilizing Jointly Owned Property and may assign, license, or otherwise transfer its individual interest in any Jointly Owned Property, but cannot unilaterally transfer or otherwise affect the other party's interest in that Jointly Owned Property. Any license by a party hereto to any third party that contains either Jointly Owned Property, or Ah-IMMUNOASSAY(R) Improvements owned by the other party hereto, shall provide for pro-rata compensation to the owner(s) of said property.

(c) Biosense will retain intellectual property rights in Europe for improvements developed jointly.

(d) Improvements or changes in technology based on joint development, shall take effect on the transfer prices and the royalty payments herein. Both parties undertake to act reasonably and negotiate such changes in good faith.

(e) Paracelsian agrees that any Ah-IMMUNOASSAY(R) Improvements made by Paracelsian will be immediately made known to Biosense. Biosense agrees that any Ah-IMMUNOASSAY(R) Improvements made by Biosense will be immediately made known to Paracelsian.

(f) Paracelsian shall be responsible for obtaining patents, copyrights, and other intellectual property rights related to the IP Rights or the Know-How for Ah-IMMUNOASSAY(R) Improvements in any countries other than the Territory at its own expense. Biosense shall be responsible for obtaining such intellectual property rights for Ah-IMMUNOASSAY(R) Improvements in the Territory in its own name and at its own expense.

(g) Both parties have the obligation to notify each other on any development, status, and action dates relating to IP protection inside or outside of the Territory.

                                   ARTICLE 4.

                                  CONSIDERATION

     4.1 CONSIDERATION. For the rights and privileges granted hereunder, Biosense shall pay the following fees and royalty to Paracelsian in the manner hereinafter provided:

(a) Biosense shall pay to Paracelsian for the License Fee $40,000 (US dollars) upon the Effective Date of this Agreement and $10,000 (US dollars) on October 1, 2002.

(b) Biosense shall retain the right to manufacture the Ah-IMMUNOASSAY(R) Kits after the first thirty months from the Effective Date of this Agreement and Biosense shall pay Paracelsian a Licensing Fee, and a royalty of the sales price of the Products sold. Royalty and License Fee shall be negotiated as a part of the extension of this Agreement.

(c) The royalty payable by Biosense under this Section shall accrue upon Biosense's receipt of payment or obligation to pay for the Products for which such royalty are payable.

(d) In the event Biosense purchases Ah-IMMUNOASSAY(R) components from Paracelsian, Paracelsian shall not include an amount for Royalty on any invoice to Biosense. Biosense agrees that the cost of the components purchased from Paracelsian shall not be deducted from the Net Selling Price for purposes of calculating Royalty.

(e) Biosense may use the Ah-IMMUNOASSAY(R) Kits internally for its own testing purposes only without the accrual of Royalty.

(f) On or before July 1, 2002. Biosense will purchase twenty initial Ah-IMMUNOASSAY(R) Kits at a transfer price of $150 (US dollars) per Kit.

(g) Biosense agrees to purchase a minimum of 200 Ah-IMMUNOASSAY(R) Kits from Paracelsian for the first eighteen months of this Agreement, beginning with the Effective Date of this Agreement. Biosense will purchase forty Kits on or before October 1, 2002, forty Kits on or before January 1, 2003, forty Kits on or before April 1, 2003, forty Kits on or before July 1, 2003 and forty Kits on or before October 1, 2003 at a transfer price of $500 (US dollars) per Kit. The total Kits purchased for the first eighteen month period, including the twenty initial Kits, equals $103,000 (US dollars). Delivery dates of kits will be set by Biosense.

(h) Beginning with the nineteenth month and ending on the last day of the thirtieth month following the Effective Date of this Agreement, Biosense agrees to purchase a minimum of 300 Ah-IMMUNOASSAY(R) Kits. Biosense will purchase seventy five Kits on or before January 1, 2004, seventy five Kits on or before April 1, 2004, seventy five Kits on or before July 1, 2004, and seventy five Kits on or before October 1, 2004 at the transfer price of $670 (US dollars) per Kit. The total Kits purchased for this twelve month period equals $201,000 (US dollars). Delivery dates of kits will be set by Biosense.

(i) If Biosense purchases more Kits, in addition to the minimum amounts defined in 4.1(g) and 4.1(h), then the following transfer prices will apply:

          For one to twenty Kits the transfer price will equal $750 (US dollars) per Kit.

          For twenty one to fifty Kits the transfer price will equal $685 (US dollars) per Kit.

          For fifty one to one hundred Kits the transfer price will equal $600 (US dollars) per Kit.

          Over one hundred Kits the transfer price will equal $500 (US dollars) per Kit.

     4.2 TAXES. Paracelsian shall be responsible for any taxes arising under this Agreement that are attributable to Paracelsian under generally accepted accounting principles, including, without limitation, any applicable withholding, sales, use, excise or personal property taxes, or import or export duties, Biosense shall be responsible for any taxes arising under this Agreement that are attributable to Biosense under generally accepted accounting principles, including, without limitation, any applicable withholding, sales, use, excise or personal property taxes, or import or export duties, including but not limited to taxes related to manufacture, use, sale or lease with respect to commercialization of the Product(s). Biosense shall at its own expense be responsible for applying for and obtaining any approvals, authorizations, or validations relative to this Agreement under the appropriate national laws or otherwise, including authorization for the remittances hereunder from the appropriate governmental authorities.

     4.3  BOOKS OF ACCOUNT AND RECORDS

(a) Within thirty days after the end of each quarter of the calendar year (the "Quarter") during the term of this Agreement, Biosense shall pay to Paracelsian all the royalties that have accrued during that quarter. Each such payment shall be accompanied by a true and accurate written statement setting forth the basis for Biosense's calculation of the royalty payable for the quarter, including, the outline of the business conducted by Biosense and its sublicensees during the preceding quarter as shall be pertinent to Royalty accounting hereunder.

(b) Biosense shall maintain throughout the term of this Agreement, and for a period of one year following the expiration or termination of this Agreement, such books and records as may be reasonably necessary to permit Paracelsian to audit the statements submitted by Biosense under Section 4.3(a). Upon reasonable notice, but no more frequently than once in any calendar year, Paracelsian shall have the right to have certified public accountants bound by professional secrecy audit such books and records for the purpose of verifying the accuracy of the payments made by Biosense. This auditor shall have the right to inspect all books and records of Biosense directly related to the Product(s). The auditing costs shall be borne by Paracelsian unless the auditing proves the failure of Biosense to provide Paracelsian with correct statements of the royalty. In the latter case, Biosense shall pay for the costs of auditing if the statement(s) provided by Biosense are in error in excess of five percent (10%) of the amounts due to Paracelsian. In that case Biosense agrees to pay the balance of such understated royalty to Paracelsian within ten (10) days after written notice of the understatement. Furthermore, Biosense shall pay interest on all understated royalty at the daily rate equivalent to 1.0% per month, computed from the day on which said royalty were due and owing to Paracelsian. The location of any audit shall be Biosense's address provided for the purposes of notice under this Agreement. Paracelsian's right to audit the records of Biosense with respect to any yearly statement or payment of license fees shall expire three years following Paracelsian's receipt of such payment or statement.

                                   ARTICLE 5.

                              TERM AND TERMINATION

     5.1  TERM

(a) The license shall come into force upon signing of this Agreement by both parties and shall be valid for thirty months.

(b) Biosense has the right to extend this Agreement beyond the initial thirty month period, for three additional years and beyond, upon the negotiation of reasonable terms and conditions, including new business model. Both parties undertake to act reasonably and negotiate such changes in good faith.

     5.2 TERMINATION. Except as otherwise provided in this Agreement, either party may terminate this Agreement at any time upon the occurrence of a breach by the other party of a material obligation under this Agreement and failure to cure such breach within thirty (30) days after written notice thereof.

     5.3 TERMINATION FOR INSOLVENCY. Either party may terminate this Agreement immediately: (i) upon the other party's making an assignment for the benefit of creditors; or (ii) upon the other party's dissolution. All rights and licenses granted under or pursuant to this Agreement by one party to another are, for all purposes of Section 365(n) of Title Xl of the United States Code ("Title Xl"), licenses of rights to "intellectual property" as defined in Title Xl. During the term of this Agreement each party shall create and maintain current copies to the extent practicable of all such intellectual property. If a voluntary or involuntary bankruptcy proceeding is commenced by or against one party under Title XI, the other party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property. If the applicable intellectual property is not in the possession of such other party, the intellectual property shall be promptly delivered to the other party (I) upon such other party's written request following the commencement of such bankruptcy proceeding or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (ii) if not delivered as provided under clause (I) above, upon such other party's request after the rejection of this Agreement by or on behalf of the party subject to the bankruptcy proceeding. If the licensor of intellectual property under this Agreement seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated in 11 USC 365(n)(1), the licensee hereby elects, pursuant to Section 365(n) to retain all rights granted to a licensee under this Agreement to the extent permitted by law.

     5.4  EFFECT OF TERMINATION

(a) No expiration or termination of this Agreement shall affect the rights of users to continue to use the Products previously sold to them by Biosense or Biosense's distributors or original equipment manufacturers. Upon any expiration or termination of the term of this Agreement, Biosense shall have the right to sell all inventories of the Products and in its possession, and that Biosense shall have right to retain such inventories as may be reasonably necessary to permit Biosense to continue to provide maintenance and support services to users.

(b) No expiration or termination of this Agreement shall relieve either party of its obligations under this Agreement.

                                   ARTICLE 6.

                         WARRANTIES AND REPRESENTATIONS

     6.1  WARRANTY

(a) Paracelsian represents and warrants to Biosense that Paracelsian is the owner or authorized licensee of the IP Rights which Paracelsian licenses to Biosense under this Agreement with due authorities to grant such licenses.

(b) Paracelsian represents and warrants to Biosense that Paracelsian shall use its reasonable best efforts to see that the Know-How conveyed to Biosense shall be reasonably complete as required hereunder. Paracelsian represents and warrants to Biosense that the Know-How provided to Biosense pursuant to
Section 2 is the same as that used by Paracelsian with respect to Ah-IMMUNOASSAY(R) at the time said Know-How is provided to Biosense.

(c) Except as expressly set forth in this Agreement, Paracelsian makes no representations and extends no warranties of any kind, either express or implied. There are no express or implied warranties of merchantability or fitness for a particular purpose, or that the use of the products will not infringe any patent, copyright, trademark or other rights.

     6.2 LIMITATION OF LIABILITY. In no event shall either party be liable to the other for any lost profits, incidental, special, exemplary, punitive, indirect or other consequential damages, or for any claim by any other person, resulting or arising out of the use of the products or documentation by any users or any other third party, or resulting from or arising out of this Agreement, even if such party has been advised of the possibility of such potential loss or damage.

     6.3  Infringements of intellectual property rights

Paracelsian shall defend , indemnify and hold Biosense and/or its employees, agents, customers and sublicensee's harmless from and against any and all losses, damages and/or expenses on account of any and all claims, suits or judgments arising out of the use of the Know-How, the IP Rights, the Products supplied by Paracelsian under this Agreement, in infringement or alleged infringement of rights under any rights in industrial and/or intellectual property including any rights under any patent, industrial designs, trademarks, trade names, brands, copyrights or applications thereof.

Biosense shall, upon request from Paracelsian, to a reasonable extent support any action to be taken by Paracelsian according to the above. Costs and expenses incurred by Biosense in that respect shall be for the account of Paracelsian.

     6.4 FORCE MAJEURE. NEITHER PARTY SHALL BE RESPONSIBLE OR LIABLE TO THE OTHER PARTY FOR ANY LOSS OR DAMAGES OCCASIONED BY ITS LIABILITY TO PERFORM ANY OF ITS OBLIGATIONS HEREIN, WHERE SUCH LIABILITY WAS CAUSED BY FIRER, STRIKE, CIVIL OR MILITARY AUTHORITIES, INSURRECTION OR CIVIL

DISORDER, EMBARGOES, LOCKOUTS, GOVERNMENTAL ACTION, OR ANY OTHER CAUSE WHICH IS EITHER UNAVOIDABLE OR NOT IN THE CONTROL OF THAT PARTE.

                                   ARTICLE 7.

                                 CONFIDENTIALITY

     7.1  CONFIDENTIAL INFORMATION

(a) "Confidential Information" consists of any information designated in writing by either party as proprietary or confidential, or if orally disclosed, identified at the time of disclosure as proprietary or confidential and confirmed in writing to have been confidential within thirty days of disclosure. Except as expressly authorized in writing, neither party shall disclose to any person or entity or use any Confidential Information of the other party except as reasonably necessary to perform and exercise its rights and obligations hereunder. Neither party shall disclose any Confidential Information to any person or entity that has not agreed in writing to keep such information confidential. Any reproduction or copy of Confidential Information shall carry the same proprietary and/or confidential notices and legends that appear on the original.

(b) The foregoing restrictions shall not apply to information that: (i) is already known to the receiving party without restriction on use or disclosure at the time of communication to the receiving party; (ii) is or becomes publicly known through no wrongful act or inaction of the receiving party; (iii) has been rightfully received from a third party authorized to make such communication, without restriction on use or disclosure; or (iv) has been independently developed by the receiving party. The receiving party shall have the burden of proving the existence of the foregoing exceptions.

     7.2 OBLIGATIONS UPON TERMINATION. Except as otherwise provided in this Agreement, each party shall, within fifteen days following the expiration or termination of this Agreement, deliver to the other party or destroy the original and all copies of Confidential Information supplied by the other party. The foregoing shall not affect the user licenses granted prior to the effective time of termination, nor Biosense's rights to keep and use the Confidential information for maintenance or after sales services.

                                   ARTICLE 8.

                                     GENERAL

     8.1 WAIVER, AMENDMENT OR MODIFICATION. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.

     8.2 NOTICES. All notices to be given by either party to the other under this Agreement shall be deemed given (i) upon receipt, in the case of personal delivery, or (ii) on the third day following delivery to an express courier service (such as Federal Express or its equivalent) by the sender for delivery to the recipient party's address appearing above. A party's address for notice purpose may be changed by a notice given in accordance with this Section.

     8.3  ARBITRATION

(a) The parties shall make a good faith effort to resolve all disputes in an amicable and mutually beneficial manner. In the event that a dispute cannot be resolved within twenty (20) days after an authorized representative of one party informs the other of the existence of said dispute, said dispute shall be submitted to resolution by binding arbitration in accordance with this
Section 8.3.

(b) All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be finally settled by arbitration under the commercial rules of the American Arbitration Association in New York State.

     8.4 ENTIRE AGREEMENT. This Agreement (including any agreements and exhibits referenced herein) is intended to be the sole and complete statement of the obligations and rights of the parties as to all matters covered by this Agreement, and supersedes all previous understandings, agreements, negotiations and proposals relating thereto.

     8.5 ASSIGNMENT AND DELEGATION. Neither party may assign any of its rights nor delegate any of its obligations under this Agreement without the prior, written consent of the other party.

     8.6 GOVERNING LAW. This Agreement shall be governed by and construed under the law of New York State without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

     8.7 ATTORNEYS' FEE. If either party commences any action or proceeding against the other party to enforce or interpret this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the actual costs, expenses and attorneys' fees (including all related costs and expenses), incurred by such prevailing party in connection with such action or proceeding and in connection with obtaining and enforcing any judgment or order thereby obtained.

     8.8 SEVERABILITY. If any provision of this Agreement or the application of any such provision shall be held by a tribunal of competent jurisdiction to be invalid, illegal, or unenforceable in any respect under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it is invalid, illegal, or unenforceable, and the remaining provisions of this Agreement shall continue in full force and effect.

     8.9 INDEPENDENT CONTRACTORS. No provision of this Agreement shall be construed to constitute either party as the agent, servant, employee, partner or joint venturer of the other party. The parties to this Agreement are and shall remain independent contractors. Each party shall retain exclusive management, direction and control of its employees and the work to be performed by it hereunder.

     8.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same instrument.

     8.11 SUBJECT HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     8.12 FURTHER ASSURANCES. The parties to this Agreement shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


Biosense Laboratories AS                      Paracelsian, Inc.


By: /s/ Audun Wiborg                          By: /s/ NoriYoshi Inoue
   --------------------------------------        -------------------------------
      Audun Wiborg                                  NoriYoshi Inoue


Title: CEO                                    Title: President and Chief
                                                       Executive Officer

Witness:  Tone B. Berntsen                    Witness:  Gary G. Chabot
        ---------------------------------             --------------------------

By:  /s/ Tone B. Berntsen                     By:  /s/ Gary G. Chabot
   --------------------------------------        -------------------------------